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                                                                   EXHIBIT 3.1.1


                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                         OF NET2000 COMMUNICATIONS, INC.


       NET2000 COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

       FIRST:       In a meeting duly called on November 10, 1999, the Board of
Directors of the Corporation adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Restated Certificate of Incorporation of the Corporation (the "Certificate") and declaring said amendments to be advisable. The stockholders of the Corporation duly approved the proposed amendments in accordance with Section 242 of the General Corporation Law of the State of Delaware by written consent in lieu of a meeting, dated December 2, 1999, pursuant to and in accordance with
Section 228 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendments are as follows:

           RESOLVED: That the first paragraph of Article FOURTH of the Restated Certificate of Incorporation be and hereby is deleted in its entirety and replaced as follows:

           "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 271,738,437 in the designated classes as follows:

           Class                                                 Number of Shares
           -----                                                 ----------------
           Common Stock, $.01 par value per share                  200,000,000

           Preferred Stock, $.01 par value per share                11,738,437

           Undesignated Capital Stock, $.01 par value per share     60,000,000"

           RESOLVED: The following paragraph be inserted as a new last paragraph under Article FOURTH of the Restated Certificate of Incorporation:

           "C. Undesignated Capital Stock.

               The Board of Directors expressly is authorized, subject to limitations prescribed by the Delaware General Corporation Law the provisions of the Restated Certificate of Incorporation of the Corporation and the terms of any outstanding Preferred Stock, to provide, by resolution and by filing a certificate pursuant to the Delaware General Corporation Law, for the issuance from time to time of the shares of Undesignated Capital Stock in one or more series, to establish from time to time



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the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

           (1) the number of shares constituting that series and the distinctive designation of that series;

           (2) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

           (3) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

           (4) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

           (5) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

           (6) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

           (7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

           (8) any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series."

           RESOLVED: That Article FIFTH of the Restated Certificate of Incorporation be and hereby is deleted in its entirety and replaced as follows:

           "FIFTH. Board of Directors. In furtherance of and not in limitation of powers conferred by statute, it is further provided:

           A. Election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide. Except as otherwise provided in the Restated Certificate of Incorporation or a certificate of designation relating to the rights of the holders of any class or


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series of Preferred Stock, voting separately by class or series, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be as fixed from time to time by or pursuant to the By-Laws of the Corporation. No director of the Corporation need be a stockholder of the Corporation.

           B. The Board of Directors shall be classified with respect to the time for which they severally hold office into three separate classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, and shall be adjusted from time to time in the manner specified in the By-Laws of the Corporation to maintain such proportionality. Each initial director in Class I shall hold office for a term expiring at the 2000 annual meeting of stockholders. Each initial director in Class II shall hold office initially for a term expiring at the 2001 annual meeting of stockholders. Each initial director in Class III shall hold office for a term expiring at the 2002 annual meeting of stockholders. Notwithstanding the foregoing provisions of this Article FIFTH, each director shall serve until such director's successor is duly elected and qualified or until such director's earlier death, resignation or removal. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until any such director's earlier death, resignation or removal.

           C. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation."

      SECOND: This amendment to the Restated Certificate of Incorporation shall be effective as of the date set forth below.





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       IN WITNESS WHEREOF, Net2000 Communications, Inc. has caused this
Certificate to be signed by Clayton A. Thomas, Jr., its Chief Executive Officer this 2nd day of December, 1999.


                                       NET2000 COMMUNICATIONS, INC.



                                       By:         /s/  Clayton A. Thomas, Jr.
                                          ------------------------------------
                                                   Clayton A. Thomas, Jr.
                                                   Chief Executive Officer






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